Exhibit 99.8

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of May 27, 2015, is by and among CA, Inc., a Delaware corporation (“Parent”), Grand Prix Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Timothy A. Miller (the “Stockholder”).

WHEREAS, the Stockholder is, as of the date hereof, the record or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of common stock, $0.0001 par value per share, of Rally Software Acquisition Corp. (“Company Shares”), a Delaware corporation (the “Company”), set forth opposite the name of the Stockholder on Schedule I hereto;

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Merger Sub and the Company are entering into an Acquisition Agreement, dated as of the date hereof  (as it may be amended from time to time, the “Acquisition Agreement”), which provides, among other things, for Merger Sub to commence a tender offer (the “Offer”) to acquire all of the outstanding Company Shares at a price of nineteen dollars and fifty cents ($19.50) per Company Share, net to the holder thereof in cash, without interest (such amount, or any higher amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), and following the completion of the Offer, Merger Sub to be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Acquisition Agreement and as an inducement and in consideration therefor, the Stockholder (solely in the Stockholder’s capacity as a holder of the Subject Shares (as defined below)) has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Acquisition Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.                                                    Representations and Warranties of the Stockholder.

The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a)                     The Stockholder (i) is the record or beneficial owner of the Company Shares (together with any Company Shares which such Stockholder may acquire of record or as a beneficial owner) at any time in the future during the term of this Agreement, the “Subject Shares”) set forth opposite such Stockholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, does not hold or have any beneficial ownership interest in any other Company Shares or any performance based stock units, restricted stock, deferred stock units, option (including any granted pursuant to any Company Stock Plan), or warrant to acquire Company Shares or other right or security convertible into or exercisable or exchangeable for Company Shares.

(b)                     The Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c)                      This Agreement has been validly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to  rules of law governing specific performance, injunctive relief and other equitable remedies and general principles of equity.

(d)                     Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any contract, trust, commitment, agreement, or other instrument of any kind to which such Stockholder is a party or by which such Stockholder’s properties or assets are bound.   The consummation by the Stockholder of the transactions contemplated hereby will not (i) violate any provision of any judgment, order or decree applicable to such Stockholder or (ii) require any consent, approval, or notice under any statute, law, rule or regulation applicable to such Stockholder other than (x) as required under the Exchange Act and the rules and regulations promulgated thereunder,(y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement, and (z) the execution of this Agreement by the Stockholder’s spouse.

(e)                      The Subject Shares and the certificates, if any, representing the Subject Shares owned by the Stockholder are now, and at all times during the term hereof will be, held by such Stockholder, by a nominee or custodian for the benefit of such Stockholder or by the depository under the Offer, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights (other than community property interests), understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Subject  Shares (collectively, “Encumbrances”), except for (i) any such Encumbrances arising hereunder (in connection therewith any restrictions on transfer or any other Encumbrances have been waived by appropriate consent), (ii) any rights, agreements, understandings or arrangements which represent a financial interest in cash received upon sale of the Subject  Shares, (iii) any risk of forfeiture with respect to any Company Shares granted to the Stockholder under an employee benefit plan of the Company, and (iv) Encumbrances imposed by federal or state securities laws (collectively, “Permitted Encumbrances”).

SECTION 2.                                                    Representations and Warranties of Parent and Merger Sub.  Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Stockholder as follows:

(a)                     Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)                     This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub, and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to rules of law governing specific performance, injunctive relief and other equitable remedies and general principles of equity.

(c)                      Neither the execution and delivery of this Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any contract, trust, commitment, agreement, or other instrument of any kind to which either Parent or Merger Sub is a party or by which either Parent’s or Merger Sub’s properties or assets are bound. The consummation by Parent and Merger Sub of the transactions contemplated hereby will not (i) violate any provision of any judgment, order or decree applicable to Parent or Merger Sub or (ii) require any consent, approval or notice under any statute, law, rule or regulation applicable to either Parent or Merger Sub, other than (x) as required under the Exchange Act and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement.

SECTION 3.                                                    Tender of the Subject Shares.

(a)                     Unless this Agreement shall have been terminated pursuant to the terms hereof, the Stockholder hereby agrees that such Stockholder shall validly tender (and deliver any certificates evidencing) its Subject Shares, or cause its Subject Shares to be validly tendered, into the Offer promptly following, and in any event no later than five (5) business days after commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or if the Stockholder has not received the Offer Documents by such time, within two (2) business days following receipt of such documents) and no later than three (3) business days after such Stockholder acquires beneficial ownership of any additional Subject Shares  in accordance with the procedures set forth in the Offer Documents, free and clear of all Encumbrances (other than Permitted Encumbrances); provided that Parent and Merger Sub agree that the Stockholder may withdraw such Stockholder’s Subject Shares from the Offer at any time following the termination of this Agreement as otherwise provided pursuant to Section 8 hereof or upon the Offer being terminated in accordance with the terms of the Acquisition Agreement; provided, however, that (x) the Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company compensatory award held by the Stockholder and (y) the Stockholder shall not have any obligation under this Section 3 to tender any Subject Shares into the Offer if that tender could cause the Stockholder to incur liability under Section 16(b) of the Exchange Act.

(b)                     If the Offer is terminated or withdrawn by Merger Sub, or the Acquisition Agreement is terminated prior to the purchase of Subject Shares in the Offer, Parent and Merger Sub shall promptly and in any event no later than five (5) business days return, and shall cause any depository or paying agent, acting on behalf of Parent and Merger Sub, to promptly and in any event no later than five (5) business days return all tendered Subject Shares to the Stockholder.

(c)                      Upon receipt of payment in full for all of its Subject Shares pursuant to the Acquisition Agreement, the Stockholder agrees that any and all rights incident to such Stockholder’s ownership of Subject Shares (including any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholder of the Company), including but not limited to rights arising out of the Stockholder’s ownership of Subject Shares prior to the transfer of such Subject Shares to Merger Sub or Parent pursuant to the Offer or pursuant to the Acquisition Agreement, shall be transferred to Merger Sub and Parent upon the transfer to Merger Sub or Parent of such Stockholder’s Subject Shares.

SECTION 4.                                                    Transfer of the Subject Shares; Other Actions.

(a)                     Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 3 or Section 5) or in the Acquisition Agreement, the Stockholder shall not: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, create or suffer to exist any Encumbrances (other than Permitted Encumbrances) on or consent to any of the foregoing (“Transfer”), any or all of the Subject Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares with respect to any matter that is inconsistent with the transactions contemplated by the Acquisition Agreement or the provisions thereof; (iv) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares; or (v) knowingly, directly or indirectly,  take, or cause the taking of, any other action that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder, excluding any bankruptcy filing.

(b)                     Notwithstanding the foregoing, the Stockholder may make (a) (i) Transfers of Subject Shares by will, (ii) Transfers for estate planning purposes or (iii) Transfers for charitable purposes or as charitable gifts or donations up to fifteen thousand (15,000) Subject Shares, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer, and (b) Transfers of Subject Shares as Parent may otherwise agree in writing in its sole discretion.

(c)                  The Stockholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of the Stockholder’s Subject Shares that may arise with respect to the Merger.

SECTION 5.                                                    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)                     Prior to the termination of this Agreement and without in any way limiting any Stockholder’s right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, the Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to attend any meeting of the stockholders of the Company on behalf of such Stockholder, to include such Subject Shares in any computation for purposes of establishing a quorum at any meeting of stockholders of the Company, and to vote all Subject Shares, or to grant a consent or approval in respect of the Subject Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) to the extent necessary, in favor of the adoption of the Acquisition Agreement  and any other matter necessary for consummation of the transactions contemplated by the Acquisition Agreement and/or (ii) against any action or agreement which would in any material respect impede, interfere with or prevent the Offer or the Merger, including, but not limited to, any (A) Acquisition Proposal, (B) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (C) action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder under this Agreement, or (D) corporate action or agreement, the consummation of which, or proposal, the approval of which, would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by the Acquisition Agreement, including the Offer and the Merger.

(b)                     The Stockholder hereby represents that any proxies heretofore given in respect of the Subject Shares, if any, are revocable, and hereby revokes such proxies.

(c)                      The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Acquisition Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement.  The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 5 or in Section 8 hereof, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.  If during the term of this Agreement for any reason the proxy granted herein is not irrevocable, then such Stockholder agrees that it shall vote its Subject Shares in accordance with Section 5(a) above as instructed by Parent in writing.  The parties agree that the foregoing shall be a voting agreement created under Section 218 of the DGCL.

(d)                     Parent hereby acknowledges and agrees that the proxy set forth in this Section 5 shall not be exercised to vote, consent or act on any matter except as specifically contemplated by Section 5(a) and Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in Section 5(a).  The proxy set forth in this Section 5 shall be revoked, terminated and of no further force or effect automatically without further action upon the termination of this Agreement.

(e)                      Without in any way limiting the applicability of Section 12(l), nothing contained in this Section 5 shall, or shall be deemed to, restrict the Stockholder in any way from the exercise of his fiduciary duties in accordance with applicable law in his or her capacity as an officer or a member of the board of directors of the Company or as a trustee or fiduciary of any employee benefit plan or trust.

SECTION 6.                                                    Non-Solicitations.

(a)                     No Solicitation or Negotiation.

(i)     From and after the date of this Agreement, except as otherwise permitted pursuant to the Acquisition Agreement, the Stockholder agrees that it shall not, and that it shall not authorize or knowingly permit any of such Stockholder’s  representatives to, directly or indirectly: (A) solicit, initiate, knowingly encourage, assist, facilitate or induce the making, submission or announcement of, an Acquisition Proposal or Acquisition Transaction, (B) participate or engage in discussions or negotiations with any Person (other than Parent or Merger Sub or any designees of Parent or Merger Sub) regarding an Acquisition Proposal or Acquisition Transaction, or furnish any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or take any other action intended to encourage, assist or facilitate, any Person (other than Parent or Merger Sub or any designees of Parent or Merger Sub) that is seeking to make or has made an Acquisition Proposal, or (C) enter into any letter of intent, memorandum of understanding, definitive agreement or similar document or Contract relating to any Acquisition Proposal or Acquisition Transaction (other than any confidentiality agreement entered into in accordance with the Acquisition Agreement).

(b)                     Without in any way limiting the applicability of Section 12(l), nothing contained in this Section 6 shall, or shall be deemed to, restrict the Stockholder in any way from the exercise of his fiduciary duties in accordance with applicable law in his or her capacity as an officer or a member of the board of directors of the Company or as a trustee or fiduciary of any employee benefit plan or trust.

SECTION 7.                                                    Further Assurances.  Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary to carry out all of the provisions hereof, including all of the parties’ obligations under this Agreement, including without limitation to vest in Parent the power to vote the Subject Shares to the extent contemplated by Section 5 hereof.

SECTION 8.                                                    Termination.

(a)                     This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest to occur of the following:

(i)  termination of the Acquisition Agreement for any reason;

(ii) the Effective Time;

(iii) such date and time as (A) any amendment or change to the Acquisition Agreement is effected without the Stockholder’s consent that decreases the amount, or changes the form, of consideration payable to all of the stockholders of the Company pursuant to the terms of the Acquisition Agreement, or (B) any amendment, change or waiver to the Acquisition Agreement is effected without the Stockholder’s consent that materially and adversely affects the Stockholder; or

(iv)  the mutual written consent of Parent and the Stockholder.

(b)                     Sections 9 and 12 hereof shall survive the termination of this Agreement.

SECTION 9.                                                    Expenses.  All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

SECTION 10.                                             Public Announcements. The Stockholder, and shall cause its representatives, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Acquisition Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent.  Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Acquisition Agreement) of: (a) Stockholder’s identity; (b) Stockholder’s ownership of the Subject

Shares; and (c) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Sub or the Company determines to be necessary in any SEC disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Acquisition Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document. Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by Stockholder (or any affiliated officer or director of the Company) in compliance with the Acquisition Agreement.

SECTION 11.                                             Adjustments. In the event that, between the date of this Agreement and the Effective Time, (a) the number of issued and outstanding Subject Shares or securities convertible or exchangeable into or exercisable for Subject Shares changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or (b) the Stockholder shall become the beneficial owner of any additional Company Shares, then the terms of this Agreement shall apply to the Company Shares held by the Stockholder immediately following the effectiveness of the events described in clause (a) or the Stockholder becoming the beneficial owners thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder.  In the event that any Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 5 hereof, then the terms of Section 5 hereof shall apply to such other securities as though they were Subject Shares hereunder.

SECTION 12.                                             Miscellaneous.

(a)                     Certain Definitions.  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Acquisition Agreement.

(b)                     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Stockholder, to:

Timothy A. Miller

with copies to:

Cooley LLP

101 California Street, 5th Floor

Facsimile: (415) 693-2222

Telephone: (415) 693-2190

Email: jleigh@cooley.com

Attention: Jamie Leigh

If to Parent or Merger Sub, to:

CA, Inc.

520 Madison Avenue

New York, New York 10022

Telephone: (631) 342-5330
Email: jacob.lamm@ca.com

Attention: Jacob Lam, EVP Strategy and Corporate Development

and with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California  94105

Facsimile: (650) 493-6811

Email: mringler@wsgr.com

Attention: Mike Ringler

(c)                                  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)                                 Counterparts.  This Agreement may be executed manually or by facsimile by the parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(e)                                  Entire Agreement, No Third-Party Beneficiaries.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.  This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(f)                                   Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(i)             This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(ii)          Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process.  Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer and the Merger) in any jurisdiction or courts other than as provided herein.

(iii)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(iv)      The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any party or were otherwise breached by such party. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement against the other party, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Prior to the termination of this Agreement pursuant to Section 8, each party hereby agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

(g)                                  Assignment.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(h)                                 Severability of Provisions.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner.

(i)                                     Modification or Amendment.  Subject to applicable law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(k)                                 No Recourse.                        Parent and Merger Sub agree that no Stockholder (in his or her capacity as a stockholder of the Company) will be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Acquisition Agreement.

(l)                                     Capacity as Stockholder.  The Stockholder signs this Agreement solely in the Stockholder’s capacity as a Stockholder of the Company, and not in the Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.  Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the reasonable exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

(m)                             No Ownership Interest.  Until receipt of payment in full by the Stockholder for all of its Subject Shares pursuant to the Offer and the Acquisition Agreement, except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares, in each case, except as otherwise provided herein.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

CA, INC.

By:	/s/ Jacob Lamm
Name: Jacob Lamm
Title: EVP Strategy & Corporate Development

GRAND PRIX ACQUISITION CORP.

By:	/s/ Lawrence Egan
Name: Lawrence Egan
Title: President and Secretary

STOCKHOLDER

By:	/s/ Timothy A. Miller
Name: Timothy A. Miller

SCHEDULE I

Name and Address	Company Warrants	Company Shares	Vested Options	Unvested Options	Restricted Stock Units

Timothy A. Miller	6,626	242,045	395,025	253,752	103,750

Timothy A. Miller and Jerri Miller, Tenants in Common	0	246,140	0	0	0

Sterling Trust, Custodian FBO Timothy A. Miller	0	13,747	0	0	0

Jerri L. Miller	0	38,192	0	0	0

Sterling Trust, Custodian FBO Jerri L. Miller	0	2,218	0	0	0

Total:	6,626	542,342	395,025	253,752	103,750